EX-3.1
                       ARTICLES OF INCORPORATION

                       ARTICLES OF INCORPORATION

                                  I

The name of the corporation is RMD Technologies Inc.

                                  II

The purpose of the corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporations Law of California other than the banking business, the trust company business or the practice of a profession permitted to be incorporated by the California Corporations Code.

                                  III

The name and address in the State of California of this corporation's initial agent for service of process is:

Leonard Fischer 1775 Hancock Street Suite 285 San Diego, CA 92110

                                   IV

The corporation is authorized to issue only one class of shares of stock; and the total number of shares which this corporation is authorized to issue is 100,000.

Dated: May 17, 2001


/s/  Dottie Brewer
Dottie Brewer
Incorporator